EXHIBIT 99.1

Steady Revenue Growth Announced by Zanett -
Q3 2005 Exceeds $10 Million

New York, New York-- (BUSINESS WIRE) - November 14, 2005 - Zanett, Inc. ("Zanett") (NASDAQ: ZANE - News), today announced a new high-water mark for its quarterly revenues. For the three-month period ended September 30, 2005, net revenue was just above $10 million, surpassing Zanett's previous quarterly revenue record of approximately $9.8 million set in the quarter ended June 30, 2005 and $9.1 million in the quarter ended September 30, 2004. The net loss for the quarter ended September 30, 2005 was approximately $600,000, an improvement of 32% over the previously reported loss of approximately $880,000 for the quarter ended June 30, 2005.

Commercial Segment Consolidation Progresses
"During the 2nd and 3rd quarters of 2005, our efforts were focused on the back office integration of our commercial business", explained David McCarthy, CEO of Zanett. "As the transformation of our commercial segment into a Oracle-centric partner nears completion, we have started to see tangible benefits from Oracle's consolidation of the core business systems market. We now can provide our clients with a broader and more comprehensive slate of solutions for critical infrastructure and core business requirements. This has resulted in deeper and more relevant relationships with our existing customers, and has made us a more attractive business partner for prospective ones as well," he added.

Government Segment Remains in the Spotlight
"In Q3, our government segment, working for the Department of Defense and the Intelligence Community, continued to see increasing demand for its classified engineering and program management solutions. While we are primarily focused on growing our government segment via strategic acquisitions, we continue to be pleased with the growth opportunities we are seeing within our existing government operation", noted Jack Rapport, CFO of Zanett and Director of Project Enduring Value, Zanett's expansion strategy in the Homeland Defense and Intelligence Community sector.

Further details regarding Zanett's financial results for the three and nine months ended September 30, 2005 will be made available in Zanett's Form 10-QSB filing with the Securities and Exchange Commission.

About Zanett, Inc. (www.zanett.com)

Founded in 2000, Zanett is a group of technology transformation companies that create proprietary and customized solutions for Government and Industry.

In the Government sector Zanett currently specializes in providing advanced, highly classified software and satellite engineering services with domain expertise in signals data exploitation and representation. It also provides IT infrastructure solutions for applications in Homeland Defense and Homeland Security. Its services are delivered either as a prime contractor or as a subcontractor to larger defense companies. Zanett's growth strategy, referred to as "Project Enduring Value," consists of acquiring independent companies that deliver mission critical, proprietary solutions for the Department of Defense and intelligence communities. Its "Task Force" organizational model preserves the unique characteristics of each acquired company while enhancing collaboration and achieving back office economies of scale. Zanett's goal is to become the premier, mid-tier solutions provider in the area of data exploitation, analysis, representation, command, control, communications and computing ("DExARC4"), with plans of growing large enough to handle the most demanding and complex problems posed by asymmetrical threats, while remaining small enough to be innovative, agile, and responsive to customer needs.

Zanett began operations as a commercial IT solutions provider serving the core business system needs of Fortune 500 caliber corporations and government agencies. This commercial segment of its business continues to provide high value, end-to-end services that address discrete customer problems requiring custom, rather than off-the-shelf solutions. Zanett is combining the expertise of its commercial and government businesses in response to the enormous number of non-classified opportunities of the federal government's information technology transformation initiatives.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, Denver and Orange County, California.

Zanett Contact:
BPC Financial Marketing
John Baldissera
800-368-1217

Certain statements in this news release regarding projected results of operations, including, but not limited to, projections of revenue, other future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2004 and its Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2005 and September 30, 2005.